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EXHIBIT 99.1

JAN 14,2000       5:31 PACIFIC       8:31  EASTERN

(BW)(CA-PACER-INTERNATIONAL) Pacer Int'l Expands Logistics &
Intermodal Marketing Business With Conex Merger

     Business Editors

     WALNUT CREEK, Calif.--(BUSINESS WIRE)--Jan. 14, 2000--

          Pacer's Eighth Merger in 24 Months Expected to Enhance
          Logistics Capabilities, Expand Cross-border Business

     Pacer International, Inc. (Pacer), the fast-growing North America freight transportation and logistics services provider, said it has expanded its transloading, local-trucking, warehousing and other logistics operations, as well as its intermodal marketing activities, through a merger with Los Angeles-based Conex Global Logistics Services, Inc. Conex operates a complementary business.

     Established in 1977, Conex becomes the eighth logistics or transportation firm to come into the Pacer group in the last 24 months. Its operations are centered in Los Angeles, San Diego, and Calexico, California; Seattle; and Atlanta, and it handles some 225,000 loads annually in its various operations.

     Pacer Chief Executive Officer Donald C. Orris said the Conex merger is designed to improve the service, efficiency and scope of Pacer's logistics and intermodal brokerage operations by enhancing the firm's full-service capabilities and adding new locations.

     "One of the many benefits," he noted, "is that Pacer gains improved access to the maquiladoras market along the Mexican border and to NAFTA-related opportunities that can be supported by the Conex operations and secure facilities in the San Diego area," he said.

     New opportunities for Canadian cross-border business are similarly opened by the Seattle presence, Orris added, and the Atlanta operations will support European and Caribbean logistics and freight operations. Also, Conex has the capability to handle refrigerated shipments.

     Pacer will continue to operate existing warehouses in the Conex system.

     Conex Leaders become Pacer Execs

     Conex president and CEO Michael Keller has been made a key member of the Pacer Logistics executive team, becoming president of Pacer's freight consolidation and warehousing business, Orris said. Keller is a 28-year veteran of the transportation industry, with experience in both ocean and intermodal transportation.

     Shigehiro (Steve) Uchida, executive vice president and chairman of Conex, will also remain involved in Pacer, and has been named an executive vice president.

     Aside from enhancing Pacer's consolidation, local trucking and other logistics functions, the Conex merger also strengthens Pacer's position as one of the largest intermodal marketing companies (brokers
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of intermodal transportation) and providers of related logistics services in
North America, Orris said. Incorporating Conex volumes of some 22,000 truckload-equivalent moves, Pacer's intermodal-marketing-company operations now account for more than 350,000 moves annually.

     From $86.7 million in 1996 on a stand-alone basis, Pacer's revenues exceeded $1 billion for the 12-month period ended September 17, 1999, on a pro forma basis after giving effect to the company's previous mergers. Conex revenues for the 12-month period ended September 30, 1999, were more than $42 million.

     Conex also brings to Pacer's logistics and intermodal marketing businesses a distinguished customer base. "Conex customers have typically been with the company for ten to 20 years," Orris noted.

     Company description - Pacer International is a leading North American freight transportation and logistics services provider. Its logistics division offers a broad range of intermodal, trucking, warehousing, consolidation and other logistics services on a retail basis, all available through a single organization, Pacer Logistics. Pacer also operates the industry's most extensive double-stack rail system for the distribution of containerized freight, Pacer Stacktrain, which it markets on a wholesale basis. Pacer International is headquartered in Walnut Creek, California, and Pacer Stacktrain is headquartered in Oakland, California.

     Note: Issued by Potash & Company, Oakland, tel. 510/261-1570.

  --30--alx/sf*   pb/sf

  CONTACT:  Pacer International,
       William M. Hart, EVP-Strategy, 904/613-0870